UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2017
Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW, Suite 150, Atlanta, Georgia	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

Modification of Warrant Initial Exercise Price

On February 14, 2017, the Securities and Exchange Commission declared effective Preferred Apartment Communities, Inc.’s ("PAC" or the “Company") registration statement on Form S-3 (Registration No. 333-211924) (the "$1.5 Billion Offering Registration Statement"), which registered the offer and sale of up to 1,500,000 Units (the "Units"), consisting of 1,500,000 shares of Series A Redeemable Preferred Stock and Warrants to purchase 30,000,000 shares of the Company’s common stock (the “Warrants"). To date, there have not been any issuances and sales of the Units.

Currently, the initial exercise price for any Warrants that are issued in the $1.5 Billion Offering will be at a 20% premium to the current market price per share of PAC’s common stock on the date of issuance of the Warrant, subject to a minimum exercise price of $19.50 per share. The current market price is determined using the weighted average price per share of the previous 20 days of trading volume.

On February 22, 2017, the Company revised the initial exercise price for any Warrants that are issued in the $1.5 Billion Offering to be at a 20% premium to the closing price of PAC’s common stock on the New York Stock Exchange immediately preceding the issuance of the Warrant, subject to a minimum exercise price of $19.50 per share (the "Revised Warrant Exercise Price").

The Company has revised the form of Warrant Agreement (the "Revised Warrant Agreement") that was previously filed as Exhibit 4.6 to the $1.5 Billion Offering Registration Statement to implement the Revised Warrant Exercise Price and to make it clear that the Revised Warrant Agreement applies to the issuance of the Warrants in the $1.5 Billion Offering and not to any other warrants previously issued by the Company. Other than as aforesaid, the Company did not make any substantive changes to the previously filed form of Warrant Agreement. The Revised Warrant Agreement is filed as Exhibit 4.1 to this Current Form on 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
4.1	Form of Warrant Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: February 22, 2017	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Senior Vice President, General Counsel and Secretary